Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – February 13, 2008 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported fourth quarter net earnings of $474,000, or $0.24 per diluted share down 16.70% when compared with net earnings of $569,000, or $0.30 per diluted share, in the fourth quarter of 2006. The Company stated that excluding the effect of a $246,000 reversal of a bonus accrual ($148,000 net of tax) in fourth quarter 2006, net earnings for the fourth quarter 2007 were up $53,000, or 12.59%, when compared to the fourth quarter 2006 adjusted net earnings of $421,000, or $0.22 per diluted share.

Chief Executive Officer, Paul C. Hudson stated, “Contrary to industry trends, the Bank is maintaining excellent credit quality while gradually improving net interest margin.” He went on to state, “The Bank is experiencing consistent growth in originating quality earning assets that is propelling increases in net interest income. We are especially happy to report that nonperforming assets remain low.” Hudson concluded by saying, “The Bank is positioned to gain from continued loan growth and margin improvement.”

Fourth Quarter Results:

•

Net interest income before provision for loan losses of $2.9 million in the fourth quarter of 2007 was up $365,000, or 14.27%, from the fourth quarter of 2006, primarily reflecting a higher level of average interest-earning assets which increased $47.8 million, or 16.91%.

•	Loan originations, including purchases, were $47.3 million for the fourth quarter of 2007, compared with loan originations, including purchases, of $30.4 million for the fourth quarter of 2006.

•	We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios. Nonperforming assets equal 0.01% of total assets at year-end 2007.

•	The provision for loan losses was reduced to $127,000 for fourth quarter 2007, compared to $210,000 for fourth quarter 2006.

•	Non-interest income in the fourth quarter of 2007 was down $14,000, or 4.78%, from the fourth quarter of 2006, primarily reflecting lower other non-operating income in the 2007 period.

•

Non-interest expense in the fourth quarter of 2007 was up $549,000, or 28.52%, from the fourth quarter of 2006, primarily due to increases in compensation and benefits expense primarily resulting from the reversal of the bonus accrual of $246,000 in the fourth quarter of 2006, occupancy expense and other expense which were partially offset by lower professional services expense.

Net Interest Income

Net interest income before provision for loan losses of $2.9 million in the fourth quarter of 2007 was up $365,000, or 14.27%, from the fourth quarter a year ago. The increase reflected a higher level of average interest-earning assets which more than offset the impact of an 8 basis point decline in our net interest rate margin. Interest-earning assets averaged $330.7 million in the current quarter, up $47.8 million, or 16.91%, from the same period a year ago. Net interest rate margin decreased 8 basis points to 3.54% in the current quarter from 3.62% a year ago. The net interest rate spread decreased 10 basis points to 3.37% in the current quarter from 3.47% a year ago. The annualized yield on average interest-earning assets increased 39 basis points to 7.01% in the current quarter from 6.62% a year ago, primarily as a result of the origination and purchase of higher yielding loans. The annualized yield on average loans improved 36 basis points to 7.36% in the fourth quarter of 2007 from 7.00% for the same period in 2006.

The annualized cost of average interest-bearing liabilities increased 49 basis points to 3.64% in the current quarter from 3.15% a year ago, as we relied heavily on FHLB borrowings to fund the growth in net loans receivable. The annualized weighted average cost of FHLB borrowings increased 64 basis points to 4.47% in the fourth quarter of 2007 from 3.83% for the same period in 2006. Another factor that contributed to the increase in our cost of average interest-bearing liabilities was the shift of our deposit mix toward higher costing time deposits. The annualized weighted average cost of deposits increased 38 basis points to 3.25% in the fourth quarter of 2007 from 2.87% for the same period in 2006.

For the year 2007, net interest income before provision for loan losses totaled $11.1 million, up $1.3 million, or 13.00%, from a year ago. This increase reflected a $29.3 million, or 10.50%, increase in our average interest-earning assets and an 8 basis point improvement in our net interest rate margin.

Provision for Loan Losses

During the fourth quarter of 2007, the provision for loan losses amounted to $127,000 compared to $210,000 a year ago. Despite increased loan originations/volume, the provision for loan losses decreased in the fourth quarter of 2007 as compared to fourth quarter 2006 primarily due to the lack of any charge-offs and a change in the mix of our loan portfolio resulting from increased church loan originations.

For the year 2007, the provision for loan losses totaled $321,000, up $41,000, or 14.64%, from a year ago. At December 31, 2007, the allowance for loan losses was $2.1 million, or 0.68% of total gross loans receivable, compared to $1.7 million, or 0.69% of total gross loans receivable, at year-end 2006. There were no net charge-offs experienced in 2007, compared to $5,000 in 2006.

Non-Interest Income

Non-interest income totaled $279,000 in the fourth quarter of 2007, down $14,000, or 4.78%, from the fourth quarter a year ago. The decrease was primarily due to lower other non-operating income in the fourth quarter of 2007 compared to the same quarter in 2006.

For the year 2007, non-interest income totaled $1.3 million, up $131,000, or 11.67%, from a year ago, primarily due to higher loan and deposit related fees and increased gain on sale of loans held for sale.

Non-Interest Expense

Non-interest expense totaled $2.5 million in the fourth quarter of 2007, up $549,000, or 28.52%, from the fourth quarter a year ago. A large portion of the increase was in compensation and benefits expense, which increased $534,000, in the fourth quarter of 2007 compared to the same quarter in 2006 primarily due to higher bonus expense. Bonus expense for the fourth quarter of 2007 amounted to $171,000 compared to ($243,000) for the fourth quarter of 2006, as the year ago quarter included a $246,000 reversal of accrued bonus. Also contributing to the increase in compensation and benefits expense for the fourth quarter of 2007 was annual pay increases, staff addition, accrual for the director emeritus liability, increased health insurance cost and payroll taxes related to stock option exercises during the year. Other significant increases in non-interest expense include an $86,000 increase in other expense, of which $46,000 was due to higher public relations and marketing expenses, and a $27,000 increase in occupancy expense, primarily due to the addition of a new branch. Partially offsetting these increases was lower professional services expense, as the year ago quarter included $43,000 of consulting fees related to our deposit gathering initiative and niche marketing strategy and $32,000 of professional fees related to the preparation of our amended tax returns.

For the year 2007, non-interest expense totaled $9.9 million, up $1.8 million, or 21.66%, from a year ago, primarily due to higher compensation and benefits expense and other expense. The $1.3 million increase in compensation and benefits expense primarily reflected a $185,000 severance payment, higher bonus expense, annual pay increases, staff addition, accrual for the director emeritus liability, increased health insurance cost and payroll taxes. Other expense increased $0.4 million partially due to $125,000 of expense recognized during the second quarter to settle a personnel matter. Also contributing to the increase in other expense were increases in donations, sponsorships, promotion, shareholder reporting and printing expenses, and losses on checking accounts.

Income Taxes

The effective income tax rate was 21.13% for the fourth quarter 2007 compared to 20.53% for the fourth quarter 2006. The income tax expense for the fourth quarter 2007 was positively impacted by an increase in state tax credits. The income tax expense for the year ago quarter was positively impacted by $120,000 of tax adjustments related to our deferred tax liabilities.

Assets, Loan Originations, Deposits and Borrowings

At December 31, 2007, assets totaled $356.8 million, up $55.8 million, or 18.54%, from year-end 2006. During 2007, net loans, including loans held for sale, increased $55.9 million, securities available for sale increased $4.8 million and FHLB stock increased $2.0 million, while cash and cash equivalents decreased $1.0 million and securities held to maturity decreased $6.6 million.

Loan originations, including purchases, for the year ended December 31, 2007 totaled $127.2 million, up $49.7 million, or 64.13%, from $77.5 million a year ago. Loan repayments, including loan sales amounted to $70.8 million for the year ended December 31, 2007 compared to $55.6 million for the year ended December 31, 2006.

Deposits totaled $228.7 million at December 31, 2007, up $7.3 million, or 3.28%, from year-end 2006. During 2007, our certificates of deposit increased $14.3 million while our core deposits (NOW, demand, money market and passbook accounts) decreased $7.0 million. A substantial portion of the increase in certificates of deposit was from brokered deposits, primarily in Certificate of Deposit Account Registry Service (CDARS). At December 31, 2007, core deposits represented 40.61% of total deposits compared to 45.11% at December 31, 2006.

Since the end of 2006, FHLB borrowings increased $46.5 million, or 93.06%, to $96.5 million at December 31, 2007 from $50.0 million at December 31, 2006, primarily due to strong loan growth financing needs, which exceeded the increase in our deposits.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, remained unchanged at $34,000, or 0.01% of total assets, at December 31, 2007 and December 31, 2006.

The return on average equity decreased to 6.92% for the year 2007 from 8.96% in 2006. The return on average assets decreased to 0.46% for the year 2007 compared to 0.58% in 2006. The efficiency ratio increased to 80.07% for the year 2007 compared to 74.28% in 2006. The returns on average equity and average assets as well as our efficiency ratio deteriorated primarily as a result of lower net earnings in 2007 brought about by the substantial increase in our non-interest expense for the year 2007 compared to the same period in 2006, as discussed above.

At December 31, 2007, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash	$4,331	$5,310
Securities available for sale, at fair value	4,763	—
Securities held to maturity	29,184	35,793
Loans receivable held for sale, at lower of cost or fair value	3,554	—
Loans receivable, net of allowance of $2,051 and $1,730	300,024	247,657
Accrued interest receivable	1,867	1,476
Federal Home Loan Bank (FHLB) stock, at cost	4,536	2,490
Office properties and equipment, net	5,678	5,263
Bank owned life insurance	2,227	2,138
Other assets	643	868

Total assets	$356,807	$300,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$228,727	$221,467
Federal Home Loan Bank advances	96,500	49,985
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	512	588
Deferred income taxes	926	855
Other liabilities	2,093	2,075

Total liabilities	334,758	280,970

Stockholders’ Equity:
Preferred, non-cumulative, and non-voting stock, $.01par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2007 and December 31, 2006	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2007 and December 31, 2006; outstanding 1,761,778 shares at December 31, 2007 and 1,637,415 shares at December 31, 2006	20	20
Additional paid-in capital	12,212	12,829
Accumulated other comprehensive income, net of taxes	6	—
Retained earnings-substantially restricted	13,152	12,169
Treasury stock-at cost, 252,164 shares at December 31, 2007 and 376,527 shares at December 31, 2006	(3,343)	(4,995)

Total stockholders’ equity	22,049	20,025

Total liabilities and stockholders’ equity	$356,807	$300,995

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Interest and fees on loans receivable	$5,269	$4,193	$19,178	$15,335
Interest on mortgage-backed securities	386	387	1,601	1,693
Interest on investment securities	25	24	100	82
Other interest income	118	75	366	367

Total interest income	5,798	4,679	21,245	17,477

Interest on deposits	1,884	1,551	7,058	5,452
Interest on borrowings	991	570	3,075	2,191

Total interest expense	2,875	2,121	10,133	7,643

Net interest income before provision for loan losses	2,923	2,558	11,112	9,834
Provision for loan losses	127	210	321	280

Net interest income after provision for loan losses	2,796	2,348	10,791	9,554

Non-interest income:
Service charges	246	243	1,094	975
Gain on sale of loans held for sale	6	8	30	8
Gain (loss) on sale of securities	—	—	(1)	12
Other	27	42	131	128

Total non-interest income	279	293	1,254	1,123

Non-interest expense:
Compensation and benefits	1,518	984	5,984	4,639
Occupancy expense, net	317	290	1,144	1,200
Information services	166	169	670	654
Professional services	98	205	573	530
Office services and supplies	136	124	507	455
Other	239	153	1,024	661

Total non-interest expense	2,474	1,925	9,902	8,139

Earnings before income taxes	601	716	2,143	2,538
Income taxes	127	147	690	875

Net earnings	$474	$569	$1,453	$1,663

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$78	$—	$9	$—
Income tax effect	(31)	—	(3)	—

Other comprehensive income, net of tax	47	—	6	—

Comprehensive earnings	$521	$569	$1,459	$1,663

Net earnings	$474	$569	$1,453	$1,663
Dividends paid on preferred stock	(45)	(32)	(128)	(115)

Earnings available to common shareholders	$429	$537	$1,325	$1,548

Earnings per share-basic	$0.24	$0.33	$0.78	$0.97
Earnings per share-diluted	$0.24	$0.30	$0.74	$0.90
Dividends declared per share-common stock	$0.05	$0.05	$0.20	$0.20
Basic weighted average shares outstanding	1,762,177	1,628,024	1,691,462	1,591,364
Diluted weighted average shares outstanding	1,812,757	1,767,426	1,796,089	1,716,641

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2007	2006
Regulatory Capital Ratios:
Core Capital	7.30%	7.95%
Tangible Capital	7.30%	7.95%
Tier 1 Risk-Based Ratio	9.29%	11.29%
Total Risk-Based Capital	10.01%	12.09%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.01%	0.01%
Non-performing assets as a percentage of total assets	0.01%	0.01%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.68%	0.69%
Allowance for loan losses as a percentage of non-performing loans	6,032.35%	5,088.24%
Allowance for losses as a percentage of non-performing assets	6,032.35%	5,088.24%
Non-performing assets:
Non-accrual loans	$34	$34

Total non-performing assets	$34	$34

	Three Months ended December 31,				Twelve Months ended December 31,
	2007		2006		2007	2006
Performance Ratios:
Return on average assets	0.55	%(A)	0.78	%(A)	0.46%	0.58%
Return on average equity	8.66	%(A)	11.59	%(A)	6.92%	8.96%
Average equity to average assets	6.41%		6.71%		6.58%	6.46%
Non-interest expense to average assets	2.90	%(A)	2.63	%(A)	3.10%	2.83%
Efficiency ratio (1)	77.26%		67.52%		80.07%	74.28%
Net interest rate spread (2)	3.37	%(A)	3.47	%(A)	3.44%	3.38%
Net interest rate margin (3)	3.54	%(A)	3.62	%(A)	3.60%	3.52%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Total assets	$356,807	$300,995	$356,807	$300,995
Total gross loans, including loans held for sale	$305,629	$249,387	$305,629	$249,387
Total equity	$22,049	$20,025	$22,049	$20,025
Average assets	$341,687	$292,908	$318,905	$287,501
Average loans	$286,359	$239,710	$264,366	$230,676
Average equity	$21,890	$19,646	$20,991	$18,570
Average interest-earning assets	$330,691	$282,857	$308,393	$279,077
Average interest-bearing liabilities	$315,591	$269,308	$294,179	$265,123
Net income	$474	$569	$1,453	$1,663
Total income	$3,202	$2,851	$12,366	$10,957
Non-interest expense	$2,474	$1,925	$9,902	$8,139
Efficiency ratio	77.26%	67.52%	80.07%	74.28%
Non-accrual loans	$34	$34	$34	$34
ALLL	$2,051	$1,730	$2,051	$1,730
Interest income	$5,798	$4,679	$21,245	$17,477
Interest expense	$2,875	$2,121	$10,133	$7,643
Net interest income	$2,923	$2,558	$11,112	$9,834